SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 13, 2007

ADAMS RESOURCES & ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-7908	74-1753147
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

4400 Post Oak Pkwy, Suite 2700, Houston, Texas		77027
(Address of principal executive offices)		(Zip code)

(713) 881-3600
(Registrant’s telephone number, including area code)

 Item 2.02.  Results of Operations and Financial Condition.

On November 13, 2007, Adams Resources & Energy, Inc., a Delaware corporation, issued a press release announcing its financial results for the third quarter ended September 30, 2007.  A copy of the earnings release is furnished as Exhibit 99.1 to this report and is incorporated herein by reference.  The information in this Current Report on Form 8-K, including the exhibit, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADAMS RESOURCES & ENERGY, INC.

Date: November 13, 2007	By:/s/ Richard B. Abshire
Richard B. Abshire
Chief Financial Officer

                                        Exhibit 99.1
FOR IMMEDIATE RELEASE
Rick Abshire  (713) 881-3609

ADAMS RESOURCES ANNOUNCES THIRD QUARTER EARNINGS
AND A 12% DIVIDEND INCREASE

Houston (November 13, 2007) -- Adams Resources & Energy, Inc., (AMEX-AE), announced third quarter 2007 unaudited net earnings of $2,855,000 or $.68 per common share.  Revenues for the quarter totaled $700,295,000.  Current earnings compare to unaudited third quarter 2006 net earnings of $1,677,000 or $.40 per common share.  For the nine-months ended September 30, 2007, net earnings were $15,053,000 or $3.57 per common share.

Chairman K. S. “Bud” Adams, Jr. attributed the third quarter 2007 earnings improvement to increased commodity prices for crude oil.  During the third quarter of 2007 the Company recognized a $1.5 million pre-tax inventory liquidation gain on the sale of crude oil quantities held in inventory.  In contrast, during the third quarter of 2006, the Company recognized a $1.5 million pre-tax valuation loss on crude oil inventories due to declining prices during the period.   This favorable current year event within the Company’s marketing operation was offset by third quarter 2007 dry hole and exploration expenses totaling $1,930,000 compared to only $262,000 of such expenses in the third quarter of 2006.

A summary of operating results is as follows:

	Third Quarter
	2007	2006

Operating Earnings
Marketing	$5,095,000	$1,890,000
Transportation	1,536,000	1,327,000
Oil and gas	(511,000)	1,161,000
General & administrative expenses	(2,307,000)	(2,110,000)
	3,813,000	2,268,000
Interest, net	431,000	198,000
Income tax provision	(1,389,000)	(789,000)

Net earnings	$2,855,000	$1,677,000

The Company also announced its Board of Directors has declared an annual cash dividend in the amount of $.47 per common share, payable on December 17, 2007 to shareholders of record as of December 3, 2007.  The amount of the dividend is increased by 12 percent, or $.05 per share, over last year.  Chairman K. S. “Bud” Adams, Jr., said the Company’s continued strength led to the dividend increase.
……………………………………………….

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. A number of factors could cause actual results or events to differ materially from those anticipated.  Such factors include, among others, (a) general economic conditions, (b) fluctuations in hydrocarbon prices and margins, (c) variations between crude oil and natural gas contract volumes and actual delivery volumes, (d) unanticipated environmental liabilities or regulatory changes, (e) counterparty credit default, (f) inability to obtain bank and/or trade credit support, (g) availability and cost of insurance, (h) changes in tax laws, and (i) the availability of capital, (j) changes in regulations, (k) results of current items of litigation, (l) uninsured items of litigation or losses, (m) uncertainty in reserve estimates and cash flows, (n) ability to replace oil and gas reserves, (o) security issues related to drivers and terminal facilities, (p) commodity price volatility (q) demand for chemical based trucking operations and (r) successful completion of drilling activity.  These and other risks are described in the Company’s reports that are on file with the Securities and Exchange Commission.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data)

	Nine Months Ended		Three Months Ended
	September		September
	2007	2006	2007	2006

Revenues	$1,756,409	$1,708,026	$700,295	$624,998

Costs, expenses and other	(1,732,983)	(1,694,070)	(696,051)	(622,532)
Income tax provision	(8,373)	(4,597)	(1,389)	(789)

Net earnings	$15,053	$9,359	$2,855	$1,677

Earnings per share
Basic and diluted net earnings per
common share	$3.57	$2.22	$.68	$.40

Dividends per common share	$-	$-	$-	$-

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)

	September 30,	December 31,
	2007	2006

ASSETS
Cash	$25,076	$20,668
Other current assets	232,498	221,122
Total current assets	257,574	241,790

Net property & equipment	42,321	43,316
Other assets	4,802	4,181
	$304,697	$289,287

LIABILITIES AND EQUITY
Total current liabilities	$209,239	$206,582
Long-term debt	-	3,000
Deferred taxes and other	6,037	5,337
Shareholders’ equity	89,421	74,368
	$304,697	$289,287